Exhibit 10.1

M&T BANK CORPORATION

SUPPLEMENTAL PENSION PLAN
As Amended and Restated Effective as of January 1, 2005

ARTICLE I

PURPOSE

The purpose of this M&T Bank Corporation Supplemental Pension Plan (the “Supplemental Pension Plan”) is to provide for the payment of supplemental retirement benefits to select management and highly compensated employees of M&T Bank Corporation and certain of its affiliates whose accrued benefits under the M&T Bank Corporation Pension Plan (the “Pension Plan”) are subject to certain limitations imposed by Section 401(a)(17) of the Internal Revenue Code, as amended (the “Code”). The Employers intend and desire that this Supplemental Pension Plan, together with the other elements of the Employers’ compensation programs, will attract, retain and motivate eligible employees.

ARTICLE II

DEFINITIONS

For the purposes of this Supplemental Pension Plan, the following words and phrases shall have the meanings indicated unless a different meaning is clearly required by the context. All other terms used herein with initial capital letters that are not defined below shall have the meanings assigned to them under the provisions of the Pension Plan unless otherwise specified herein or as otherwise qualified by the context in which the term is used herein.

2.1	“Beneficiary” shall mean (a) with respect to a Participant who dies prior to commencement of the Participant’s Supplemental Pension Benefit, the Participant’s Surviving Spouse, and (b) with respect to a Participant who dies after commencement of the Participant’s Supplemental Pension Benefit, the survivor annuitant, if any, designated by the Participant.

2.2	“Benefit” shall mean a Supplemental Pension Benefit or a Supplemental Death Benefit.

2.3	“Benefit Commencement Date” shall mean (a) in the case of a Participant, the date on which the Participant elects to receive or to begin to receive his Supplemental Pension Benefit, or (b) in the case of a Surviving Spouse, the date on which the Surviving Spouse’s Supplemental Death Benefit becomes payable hereunder.

2.4	“Committee” shall mean the Committee charged with the administration of this Supplemental Pension Plan under Article VI hereof.

2.5	“Company” shall mean Manufacturers and Traders Trust Company or any successor by merger, purchase or otherwise.

2.6	“Compensation” shall mean the amount so defined in the Pension Plan, plus amounts deferred by a Participant under the M&T Bank Corporation Supplemental Retirement Savings Plan and any other nonqualified deferred compensation plan maintained by an Employer, calculated without regard to the Compensation Limitation..

2.7	“Compensation Limitation” shall mean the dollar amount of the annual compensation limitation under Code Section 401(a)(17), as in effect from time to time and as adjusted as provided therein for any calendar year.

2.8	“Disability” or “Disabled” shall mean, with respect to a Participant, a Participant who is determined (a) to be totally disabled by the federal Social Security Administration, or (b) to have a “disability” under the applicable Employer’s long-term disability plan, provided that the definition of the term “disability” under such long-term disability plan satisfies the requirements for disability under Section 409A of the Code.

2.9	“Earliest Retirement Age” shall mean (a) in the case of a Participant who is credited with less than 10 years of Vesting Service under the Pension Plan, age 65, or (b) in the case of a Participant who is credited with at least 10 Years of Vesting Service under the Pension Plan, age 55.

2.10	“Employee” shall mean any common law employee of an Employer who is classified by the Employer as an employee.

2.11	“Employer” shall mean M&T Bank Corporation and any affiliate thereof that has adopted the Pension Plan and is an “Employer” as defined in the Pension Plan.

2.12	“Joint and Survivor Annuity” shall mean a “Joint and Survivor Annuity” as defined in the Pension Plan, except that the monthly amount of the survivor annuity shall equal 25%, 50%, 66-2/3%, 75% or 100%, as elected by the Participant, of the monthly amount of the annuity payable to the Participant.

2.13	“Participant” shall mean an Employee who has become a Participant in accordance with Section 3.2 hereof. The term “Participant” shall also include a former Employee who had met the foregoing criteria as an Employee and who, at the time of determination, is receiving a Benefit (or entitled to receive a Benefit) hereunder.

2.14	“Plan” or “Supplemental Pension Plan” shall mean this M&T Bank Corporation Supplemental Pension Plan, as the same may be amended from time to time.

2.15	“Separation from Service” shall mean a Participant’s separation from service (within the meaning of Section 409A of the Code) with the Participant’s Employer and all entities with which the Participant’s Employer would be considered a single employer under Section 414(b) or (c) of the Code.

2.16	“Supplemental Death Benefit” shall mean an annual annuity payable over the lifetime of a Surviving Spouse upon the death of a Participant prior to commencement of the Participant’s Supplemental Pension Benefit.

2.17	“Supplemental Pension Benefit” shall mean an annual benefit determined under the provisions of Section 4.1 hereof.

2.18	“Surviving Spouse” shall mean the spouse (as defined and interpreted under the Pension Plan) to whom a Participant was married for at least 12 months at the time of the Participant’s death.

2.19	Any terms used herein in the masculine shall be read and construed in the feminine where they would so apply, and any terms used in the singular shall be read and construed in the plural if appropriate.

ARTICLE III

ELIGIBILITY; PARTICIPATION; ELECTIONS

3.1	Eligibility to Participate. Any Employee who is a member of a select group of management or highly compensated employees of the Employers, and who is designated by the Committee as eligible, shall be eligible to participate in this Supplemental Pension Plan, provided, however, that any such Employee shall become a Participant hereunder only as provided under Section 3.2 hereof.

3.2	Participation. An Employee eligible to participate in the Plan under Section 3.1 hereof shall become a Participant on the date designated by the Committee. Notwithstanding the foregoing, a Participant shall become eligible for a Supplemental Pension Benefit only in the event that the Participant is entitled to receive an accrued benefit under the Pension Plan, and the amount of such accrued benefit is limited by reason of the Compensation Limitation.

3.3	Payment Elections.

(a)	Not later than the later of (i) December 31, 2006, or (ii) 30 days after the date on which an Employee becomes eligible to participate in the Plan, the Employee shall make an election under (b) and (c) below regarding the date and form of payment of his Supplemental Pension Benefit. The election shall apply only with respect to Compensation earned after the date on which the election is made to the extent required by Section 409A of the Code. Any election under this Section 3.3 shall be made at the time and in the manner prescribed by the Committee.

(b)	A Participant shall elect as his Benefit Commencement Date either (i) the date on which the Participant has a Separation from Service or becomes Disabled, whichever is earlier; (ii) the later of the date on which the Participant (A) attains Earliest Retirement Age, or (B) has a Separation from Service or becomes Disabled, whichever is earlier; or (iii) the later of the date on which the Participant (A) attains age 65, or (B) has a Separation from Service or becomes Disabled, whichever is earlier. Notwithstanding the foregoing, the Benefit Commencement Date of a Participant who has a Separation from Service or becomes Disabled prior to attaining age 45 and who is not credited with at least 10 Years of Vesting Service under the Pension Plan shall be the date on which such Participant attains age 65.

(c)	A Participant shall elect to have his Supplemental Pension Benefit paid as either (i) a Single Life Annuity, (ii) a Five-, Ten- or Fifteen-Year Certain Life Annuity, (iii) a Joint and Survivor Annuity, or (iv) a single lump sum cash payment.

(d)	Subject to Sections 5.3, 5.4 and 5.5 hereof, a Participant’s elections under this Section 3.3 shall be irrevocable and may not be changed, except that, if a Participant elects an annuity form of payment, then prior to his Benefit Commencement Date, the Participant may revoke his annuity election and make a new election for a different, Actuarially Equivalent annuity.

ARTICLE IV

CALCULATION OF SUPPLEMENTAL PENSION BENEFIT; VESTING

4.1	Calculation of Supplemental Pension Benefit.

(a)	The amount of the Supplemental Pension Benefit to which a Participant is entitled hereunder shall be the result obtained by subtracting (ii) from (i), where:

(i)	equals the annual benefit (or the lump sum Actuarial Equivalent thereof) that would have been payable to the Participant under the Pension Plan, as of the Participant’s Benefit Commencement Date assuming that (A) the Participant elected to have his accrued benefit under the Pension Plan paid in the same form of payment elected by the Participant under Article V hereof, (B) such accrued benefit was not limited by the Compensation Limitation, and (C) such accrued benefit was calculated using the Participant’s Compensation, as defined herein but capped at (I) $235,840, for calendar years beginning on and after January 1, 1994, but before January 1, 2006, and (II) $350,000, for calendar years beginning on and after January 1, 2006, rather than the Participant’s compensation, as defined in the Pension Plan; and

(ii)	equals the annual benefit (or the lump sum Actuarial Equivalent thereof) that would have been payable to the Participant under the Pension Plan, as of the Participant’s Benefit Commencement Date, assuming that the Participant elected to have his accrued benefit thereunder paid in the form of payment elected by the Participant under Article V hereof.

(b)	The Supplemental Pension Benefit payable with respect to a Participant shall be calculated with the objective that the total amount that the Participant (and his Beneficiary, if any) should receive under this Supplemental Pension Plan and the Pension Plan should equal the total amount that would otherwise have been payable to the Participant (and his Beneficiary, if any) solely under the Pension Plan, as of the Participant’s Benefit Commencement Date assuming that the Participant’s accrued benefit thereunder was calculated and paid in accordance with (a)(i) above.

4.2	Calculation of Supplemental Death Benefit.

(a)	If a Participant who is vested in his Supplemental Pension Benefit dies prior to the payment or commencement of payment thereof, the Participant’s Surviving Spouse shall receive a Supplemental Death Benefit commencing on the Surviving Spouse’s Benefit Commencement Date. The amount of the Supplemental Death Benefit to which a Surviving Spouse is entitled shall be the result obtained by subtracting (ii) from (i), where:

(i)	equals the annual preretirement survivor benefit that would have been payable to the Surviving Spouse under the Pension Plan, as of the Surviving Spouse’s Benefit Commencement Date in the form of a Preretirement Survivor Annuity assuming that (A) the Participant’s accrued benefit under the Pension Plan was not limited by the Compensation Limitation, and (B) such accrued benefit was calculated using the Participant’s Compensation, as defined herein and capped in the manner set forth in Section 4.1(a)(i) hereof, rather than the Participant’s compensation, as defined in the Pension Plan; and

(ii)	equals the annual preretirement survivor benefit that would have been payable to the Surviving Spouse under the Pension Plan as of the Surviving Spouse’s Benefit Commencement Date in the form of a Preretirement Survivor Annuity.

(b)	The Supplemental Death Benefit payable with respect to a Participant’s Surviving Spouse shall be calculated with the objective that the total amount the Surviving Spouse should receive under this Supplemental Pension Plan and the Pension Plan should equal the total amount that would otherwise have been payable to the Surviving Spouse solely under the Pension Plan, as of the Surviving Spouse’s Benefit Commencement Date assuming that the Surviving Spouse’s preretirement survivor benefit thereunder was calculated and paid in accordance with (a) above.

(c)	Notwithstanding any other provision of the Plan, no Supplemental Death Benefit shall be payable with respect to a Participant who, on the date of the Participant’s death, is not vested in his Supplemental Pension Benefit or has no Surviving Spouse.

4.3	No Duplication of Benefits. Notwithstanding any provision of this Supplemental Pension Plan to the contrary, the Supplemental Pension Benefits provided under this Article IV shall be determined and coordinated by the Committee so as to prevent any duplication of benefits under this Plan and the Pension Plan or under any individual employment or supplemental pension agreement.

4.4	Vesting. A Participant’s Supplemental Pension Benefit shall be vested and nonforfeitable to the same extent (and in the same percentage) as the Participant’s accrued benefit under the Pension Plan.

ARTICLE V

COMMENCEMENT AND FORM OF BENEFITS

5.1	Pre-2007 Benefit Commencement Date and Payment Form. If a Participant begins to receive pension benefits, or a Surviving Spouse begins to receive preretirement survivor benefits, under the Pension Plan prior to January 1, 2007, the Benefit Commencement Date of the Participant’s Supplemental Pension Benefit or the Surviving Spouse’s Supplemental Death Benefit hereunder shall be the date on which the Participant or Surviving Spouse begins to receive pension or preretirement survivor benefits under the Pension Plan, and the form of payment of the Participant’s Supplemental Pension Benefit or the Surviving Spouse’s Supplemental Death Benefit hereunder shall be the same form of payment as the Participant’s or Surviving Spouse’s pension or preretirement survivor benefits under the Pension Plan.

5.2	Post-2006 Benefit Commencement Date and Payment Form.

(a)	If a Participant does not begin to receive pension benefits under the Pension Plan before January 1, 2007, the Participant’s Supplemental Pension Benefit shall be paid or begin to be paid in accordance with the Participant’s payment elections under Section 3.3 hereof.

(b)	If a Surviving Spouse does not begin to receive preretirement survivor benefits under the Pension Plan before January 1, 2007, the Benefit Commencement Date of the Surviving Spouse’s Supplemental Death Benefit shall be the later of the date (i) on which the Participant attains Earliest Retirement Age (or would have attained Earliest Retirement Age assuming that the Participant terminated employment on the date of his death and survived until such age), or (ii) of the Participant’s death.

(c)	A Benefit hereunder shall be paid or begin to be paid on a Participant’s or Surviving Spouse’s Benefit Commencement Date or as soon as practicable thereafter, but not later than the later of (i) December 31 of the calendar year in which the Benefit Commencement Date occurs, or (ii) the 15th day of the third calendar month following the Benefit Commencement Date.

5.3	Mandatory Cashouts. Notwithstanding Section 5.2 hereof and effective January 1, 2007, if the Actuarially Equivalent lump sum value of (a) a Participant’s Supplemental Pension Benefit as of the date of the Participant’s Separation from Service or Disability, or (b) a Surviving Spouse’s Supplemental Death Benefit as of the date of the Participant’s death, does not exceed $25,000, the Participant’s Supplemental Pension Benefit or Surviving Spouse’s Supplemental Death Benefit shall be paid in a single lump sum cash payment as soon as practicable after the date of the Participant’s Separation from Service or Disability, but not later than the later of (i) the 15th day of the third calendar month following the date of the Participant’s Separation from Service or Disability, as applicable, or (ii) December 31 of the calendar year in which the Separation from Service or Disability, as applicable, occurs.

5.4	Mandatory Delay in Benefit Payments for Specified Employees. Notwithstanding Sections 5.2 through 5.3 hereof, to the extent required by Section 409A of the Code, the Committee shall delay payment of the Supplemental Pension Benefit of a Participant who is a “specified employee” (as defined below) until the earlier of (a) the date that is six months after the date of any termination of employment or other event that constitutes the specified employee’s Separation from Service, or (b) the date of the specified employee’s death. The aggregate amount of payment(s) otherwise payable during the delay period (plus interest thereon at the short-term Applicable Federal Rate, provided that such interest does not cause the Plan to violate Section 409A of the Code) shall be payable to the specified employee as soon as practicable after the expiration of the delay period. For purposes of this Section 5.5, the term “specified employee” shall have the same meaning as under Section 409A of the Code.

5.5	Discretionary Delay in Benefit Payments. Notwithstanding Sections 5.2 and 5.3 hereof, the Committee may delay payment of a Benefit by reason of any event(s) or condition(s) permitted under Section 409A of the Code, including without limitation, delays relating to (a) nondeductible Compensation payments under Section 162(m) of the Code; (b) violations of loan agreements; and (c) violations of federal securities law or other applicable law.

5.6	Payment by Employer. The Supplemental Pension Benefit payable hereunder to, or on behalf of, a Participant shall be paid by the Employer who last employed the Participant.

ARTICLE VI

ADMINISTRATION

6.1	Administration. The Committee shall be charged with the administration of this Supplemental Pension Plan. The members of the Committee shall be selected by the Company. The Committee shall have all such powers as may be necessary to discharge its duties relative to the administration of this Supplemental Pension Plan, including by way of illustration and not limitation, discretionary authority to interpret and construe this Supplemental Pension Plan, to decide any dispute arising hereunder, to determine the right of any Employee with respect to participation herein, to determine the right of any Participant with respect to benefits payable hereunder and to adopt, alter and repeal such administrative rules, regulations and practices governing the operation of this Supplemental Pension Plan as it, in its sole discretion, may from time to time deem advisable. No member of the Committee shall be liable to any person for any action taken or omitted in connection with the interpretation and administration of this Supplemental Pension Plan unless attributable to willful misconduct or lack of good faith. The Committee shall be entitled to rely conclusively upon all tables, valuations, certificates, opinions and reports furnished by any actuary, accountant, controller, counsel or other person employed or engaged by the Committee or the Company with respect to this Supplemental Pension Plan. A Committee member shall not participate in any action or determination relating solely to his own Benefit hereunder. Except as provided in Sections 6.2 and 6.3 hereof, decisions of the Committee made in good faith shall be final, conclusive and binding upon all parties.

6.2	Denial of Claim for Benefits.

(a)	Claims for Benefits under the Plan shall be filed with the Committee. If any Participant or other payee (a “Claimant”) claims to be entitled to a Benefit hereunder and the Committee determines that such claim should be denied in whole or in part, the Committee shall notify such Claimant of its decision in writing (which may be provided electronically). Such notification will be written in a manner calculated to be understood by the Claimant and will contain (i) specific reasons for the denial, (ii) specific reference to pertinent Plan provisions, (iii) a description of any additional material or information necessary for the Claimant to perfect such claim and an explanation of why such material or information is necessary, and (iv) a description of the Plan’s review procedures and the time limits applicable to such procedures, including a statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA following the rendering of an adverse decision on review.

(b)	Notification of the denied claim will be given within a reasonable period of time, but not later than 90 days after the claim is received by the Committee, unless the Committee determines that special circumstances require an extension of time for processing the claim. If the Committee determines that such an extension of time is required, written notice of the extension shall be provided to the Claimant prior to the end of the initial 90-day period. The extension notice shall indicate the special circumstances requiring the extension of time and the date by which the Committee expects to render its decision. In no event shall the extension exceed an additional 90 days from the end of the initial 90-day period. Any electronic notification provided by the Committee under this Article VI shall comply with the standards imposed by 29 C.F.R. 2520.104b-1(c)(1)(i)-(iv).

6.3	Review Procedures.

(a)	Within 60 days after the date on which a Claimant receives a written notice of a denied claim, the Claimant may file a written request with the Committee for a review of the denied claim. If the Claimant requests a review of the denied claim, the Claimant shall be entitled to submit to the Committee written comments, documents, records and other information relating to the claim for Benefits and to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the Claimant’s claim for Benefits. The Committee shall perform its review taking into account all comments, documents, records and other information submitted by the Claimant relating to the claim without regard to whether such information was submitted or considered in the initial Benefit determination. The Committee will notify the Claimant of its decision in writing (which may be provided electronically). If the claim is denied, the notification will be written in a manner calculated to be understood by the Claimant and will contain (i) the specific reasons for the denial, (ii) references to pertinent provisions of the Plan, (iii) a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the Claimant’s claim for Benefits, and (iv) a statement of the Claimant’s right to bring an action under Section 502(a) of ERISA.

(b)	The review provided for by (a) above will be made within a reasonable period of time, but not later than 60 days after the Committee receives the request for review, unless the Committee determines that special circumstances require an extension of time for processing the claim. If the Committee determines that an extension of time is required, written notice of the extension shall be furnished to the Claimant prior to the end of the initial 60-day period. The extension notice shall indicate the special circumstances requiring the extension of time and the date by which the Committee expects to render its decision. In no event shall the extension exceed an additional 60 days from the end of the initial 60-day period. If the extension of time is needed due to the Claimant’s failure to submit information necessary to make a decision, the period during which the Committee must make a decision shall be tolled from the date the extension notice is sent to the Claimant until the date the Claimant responds to the request for additional information.

ARTICLE VII

AMENDMENT AND TERMINATION

7.1	Amendment and Termination of the Plan. The Company may amend or terminate this Supplemental Pension Plan at any time, if, in the Company’s sole judgment, such amendment or termination is necessary or desirable. Any such amendment or termination shall be made in writing by the Board of Directors of the Company or its designee, if applicable, and shall be effective as of the date specified in such document. No amendment or termination of this Supplemental Pension Plan shall directly or indirectly reduce the Benefit of any Participant or Beneficiary as of the effective date of such amendment or termination (assuming, in the case of a Participant, that the Participant is vested in his Benefit and has a Separation from Service as of such effective date and survives until his elected Benefit Commencement Date) without the written consent of the Participant or Beneficiary.

7.2	Payment of Benefits upon Termination of Plan. In the event of the termination of the Plan, the Company (or any transferee, purchaser or successor entity) may elect to accelerate the time and form of payment of Benefits hereunder by reason of any event(s) or condition(s) permitted under Section 409A of the Code, including, without limitation, a termination in connection with a “change of control” within the meaning of Section 409A of the Code.

ARTICLE VIII

MISCELLANEOUS

8.1	No Effect on Employment Rights. Nothing contained herein will confer upon any Participant the right to be retained in the service of an Employer nor limit the right of an Employer to discharge or otherwise deal with Participants without regard to the existence of this Supplemental Pension Plan.

8.2	Plan Unfunded. Notwithstanding any provision herein to the contrary, the benefits offered hereunder shall constitute nothing more than unfunded, unsecured promises by each Employer to pay the benefits determined hereunder that such Employer is obligated to pay under Section 5.6 hereof. No provision shall at any time be made with respect to segregating any assets of any Employer for payment of any Benefits hereunder. No Participant, Beneficiary or any other person shall have any interest in any particular assets of the Employers by reason of the right to receive a Benefit hereunder, and any such Participant, Beneficiary or other person shall have only the rights of a general unsecured creditor of the Employer by whom the Participant was last employed with respect to any rights under this Supplemental Pension Plan. Nothing contained in this Supplemental Pension Plan shall constitute a guaranty by the Employers or any other entity or person that the assets of any Employer will be sufficient to pay any benefit hereunder. All expenses and fees incurred in the administration of this Supplemental Pension Plan shall be paid by the Employers.

8.3	Binding on Employers, Employees and Their Successors. This Supplemental Pension Plan shall be binding upon and inure to the benefit of the Employers, their successors and assigns and each Participant and his heirs, executors, administrators and legal representatives.

8.4	Spendthrift Provisions. No benefit payable under this Supplemental Pension Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge prior to actual receipt thereof by the payee; and any attempt so to anticipate, alienate, sell, transfer, assign, pledge, encumber or charge prior to such receipt shall be void; and the Employers shall not be liable in any manner for or subject to the debts, contracts, liabilities, torts or engagements of any person entitled to any benefit under this Supplemental Pension Plan.

8.5	Disclosure. Each Participant shall receive a copy of this Supplemental Pension Plan, and the Committee will make available for inspection by any Participant a copy of any rules and regulations used by the Committee in administering this Supplemental Pension Plan.

8.6	State Law. This Supplemental Pension Plan is established under and will be construed according to the laws of the State of New York to the extent that such laws are not preempted by the Employee Retirement Income Security Act of 1974, as amended, and regulations promulgated thereunder.

8.7	Incapacity of Recipient. In the event a Participant or Beneficiary is declared incompetent and a guardian, conservator or other person legally charged with the care of his person or of his estate is appointed, any benefits under this Supplemental Pension Plan to which such Participant or Beneficiary is entitled shall be paid to such guardian, conservator or other person legally charged with the care of his person or his estate. Except as provided herein, when the Committee, in its sole discretion, determines that a Participant or Beneficiary is unable to manage his financial affairs, the Committee may direct the Employer responsible for payment to make distributions to any person for the benefit of such Participant or Beneficiary.

8.8	Unclaimed Benefit. Each Participant shall keep the Committee informed of his current address. The Committee shall not be obligated to search for the whereabouts of any person. If the location of a Participant is not made known to the Committee within three years after the date on which any payment of the Participant’s benefit hereunder may be made, payment may be made as though the Participant had died at the end of the three-year period. If, within one additional year after such three-year period has elapsed, or, within three years after the actual death of a Participant, whichever occurs first, the Committee is unable to locate any Beneficiary of the Participant, the Participant and his Beneficiary shall forfeit all rights to any Supplemental Pension Benefits.

8.9	Elections, Applications, Notices. Every direction, revocation or notice authorized or required hereunder shall be deemed delivered to: the Employers or the Committee as the case may be: (a) on the date it is sent via electronic transmission to the Secretary of the Committee (with a copy to the Company’s General Counsel), provided that receipt of the electronic transmission is acknowledged by personal action of the Secretary of the Committee or the Company’s General Counsel within three business days, (b) on the date it is personally delivered to the Secretary of the Committee (with a copy to the Company’s General Counsel) at the Company’s executive offices at Buffalo, New York or (c) three business days after it is sent by registered or certified mail, postage prepaid, addressed to the Secretary of the Committee (with a copy to the Company’s General Counsel) at the offices indicated above; and shall be deemed delivered to a Participant or Beneficiary: (a) on the date it is sent via electronic transmission to the Participant or Beneficiary, provided that receipt of the electronic transmission is acknowledged by personal action of the Participant or Beneficiary within three business days, (b) on the date it is personally delivered to the Participant or Beneficiary, or (c) three business days after it is sent by registered or certified mail, postage prepaid, addressed to the Participant or Beneficiary at the last address shown for him on the records of the Employers. Any notice required hereunder may be waived by the person entitled thereto. Notwithstanding the foregoing, any notice required by Section 6.2 or 6.3 hereof that is sent via electronic transmission shall be subject to the electronic transmission requirements of Section 6.2 or 6.3 hereof.

8.10	Severability. In the event any provision of this Supplemental Pension Plan shall be held illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining provisions of this Supplemental Pension Plan. This Supplemental Pension Plan shall be construed and administered as if such illegal or invalid provision had never been contained herein.

8.11	Headings. The headings of Sections of this Supplemental Pension Plan are for convenience of reference only and shall have no substantive effect on the provisions of this Supplemental Pension Plan.

8.12	Compliance with Section 409A of the Code. The Plan is intended to comply with the requirements of Section 409A of the Code, and the Committee shall administer and interpret the Plan in accordance with such requirements. If any provision of the Plan conflicts with the requirements of Section 409A of the Code, the requirements of Section 409A of the Code shall supersede any such Plan provision.